Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2019 First Quarter Results

Delivers Strong Sales, Operating Income and Earnings Per Diluted Share Growth

NEW YORK--(BUSINESS WIRE)--October 30, 2018--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported first quarter results for the period ended September 29, 2018.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said “At the one year anniversary of establishing Tapestry as our new corporate identity, our results continue to reflect the benefits of our diversified multi-brand model. First quarter performance was consistent with our expectations as we achieved strong increases in sales and operating income, while earnings per share gains were further enhanced by a favorable tax rate.”

“Results were driven by continued growth at Coach, where global comparable store sales rose 4%, led by outperformance in digital, and reflected our compelling offering across categories and channels. Further, we drove leverage to the operating income line through significant gross margin expansion.”

“Kate Spade contributed to our overall performance, as we made continued progress on our integration efforts including the realization of synergies and the execution of strategic initiatives. Most importantly, we were delighted by the very positive editorial and trade reception to Creative Director Nicola Glass’s inaugural collection presented at the brand’s Spring 2019 New York Fashion Week runway show in September. This underscores our confidence in the anticipated return to positive comps in the second half of the fiscal year when the full collection launches globally.”

“At Stuart Weitzman, trends improved from the prior quarter, though results, as anticipated, continued to be negatively impacted by development and delivery delays which pressured sales and margins. Production levels and shipments have now stabilized, reflecting the investment in talent and processes as well as added manufacturing capacity. As a result, we remain on track to achieve profitable sales growth in the holiday quarter.”

“Across Tapestry, we remain focused on executing our strategic priorities. To this end, during September and October we completed the buybacks of the Kate Spade operations in Singapore, Malaysia and Australia as well as the Stuart Weitzman business in Southern China. We are also excited to announce an agreement to acquire the Stuart Weitzman business in Australia from our distribution partner, which is expected to close next summer. These initiatives will allow us to accelerate international growth and enhance each brand’s development in these markets.”

Non-GAAP Reconciliation and Recast of Prior Year Results:

During the fiscal first quarter, the Company recorded pre-tax charges associated with Integration and Acquisition activities and the Company’s ERP implementation efforts. Taken together, these items decreased the Company’s first quarter reported net income by approximately $19 million or about $0.06 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

As previously announced, beginning in fiscal 2019, the Company changed its expense reporting to more closely align with the organizational structure and management of the business. Accordingly, certain SG&A expenses that were reported within the Company’s reportable segments in fiscal 2018 are now reflected as Corporate expense. These costs primarily relate to employee costs within shared functional groups. Additionally, and to a lesser extent, certain amounts within the Kate Spade segment, primarily relating to compensation in the supply chain function, have been reclassified from SG&A to Cost of Sales. Information consistent with this recast, including restated prior year results, can be found below as well as in the Form 8-K filed with the SEC today.

Overview of First Quarter 2019 Tapestry, Inc. Results:

Please note that comparable fiscal 2018 first quarter performance includes the contribution of Kate Spade for the period subsequent to the closing of the acquisition on July 11, 2017 through the end of the fiscal quarter on September 30, 2017.

  Net sales totaled $1.38 billion for the first fiscal quarter as compared to $1.29 billion in the prior year, an increase of 7% on a reported and constant currency basis.
  Gross profit totaled $935 million on a reported basis, while gross margin for the quarter was 67.7% compared to $763 million and 59.2%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $936 million, while gross margin was 67.8% as compared to $851 million and 66.1%, respectively, in the prior year.
  SG&A expenses totaled $777 million on a reported basis and represented 56.3% of sales compared to $785 million and 60.9%, respectively in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $755 million and represented 54.6% of sales as compared to $683 million and 52.9%, respectively, in the year-ago period.
  Operating income totaled $158 million on a reported basis, while operating margin was 11.4% versus a loss of $22 million and an operating margin of (1.7%) in the prior year. On a non-GAAP basis, operating income was $181 million, an increase of 7% versus the prior year‘s operating income of $169 million, while operating margin was 13.1%, consistent with prior year.
  Net interest expense was $13 million in the quarter as compared to $21 million in the year ago period.
  Net income for the quarter was $122 million on a reported basis, with earnings per diluted share of $0.42. This compared to a reported net loss of $18 million with earnings per diluted share of ($0.06) in the prior year period. The reported tax rate for the quarter was 15.5% compared to a reported tax rate of 58.1% in the prior year. On a non-GAAP basis, net income for the quarter totaled $142 million, with earnings per diluted share of $0.48. This compared to non-GAAP net income of $120 million with earnings per diluted share of $0.42 in the prior year period. The non-GAAP tax rate for the quarter was 15.8% compared to a 19.3% in the prior year.
  Inventory was $821 million at the end of quarter versus ending inventory of $853 million in the year ago period.

First fiscal quarter results in each of the Company’s reportable segments were as follows:

Coach First Quarter of 2019 Results:

  Net sales for Coach totaled $961 million for the first fiscal quarter as compared to $924 million in the prior year, an increase of 4% on a reported and constant currency basis. Global comparable store sales increased 4%, including a benefit of approximately 50 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $680 million on a reported basis, while gross margin was 70.8%. On a non-GAAP basis, gross profit was $682 million, while gross margin was 71.0%. This compared to prior year gross profit and gross margin of $632 million and 68.4%, respectively, on both a reported and non-GAAP basis.
  SG&A expenses totaled $449 million for Coach and represented 46.7% of sales as compared to $424 million and 45.9%, respectively, in the year-ago quarter on both a reported and non-GAAP basis.
  Operating income for Coach totaled $231 million on a reported basis, while operating margin was 24.0%. On a non-GAAP basis, operating income for Coach was $233 million, while operating margin was 24.2%. This compared to operating income of $208 million and an operating margin of 22.5% in the prior year on both a reported and non-GAAP basis.

Kate Spade First Quarter of 2019 Results:

  Net sales for Kate Spade totaled $325 million for the first fiscal quarter as compared to $269 million in the prior year, an increase of 21% on a reported and constant currency basis. The prior year’s first quarter results are for the period subsequent to the closing of the acquisition on July 11, 2017 through the end of the fiscal quarter on September 30, 2017. Global comparable store sales declined 5%, including the positive impact of approximately 300 basis points from an increase in global e-commerce.
  Gross profit for Kate Spade totaled $208 million on a reported basis, while gross margin for the quarter was 63.8% as compared to $75 million and 27.8%, respectively, in the prior year. On a non-GAAP basis, first quarter gross profit was $206 million, while gross margin was 63.4% as compared to $163 million and 60.7%, respectively, in the year ago period.
  SG&A expenses for Kate Spade were $163 million on a reported basis and represented 50.1% of sales. This compared to reported SG&A expenses of $198 million in the year ago period, which represented 73.7% of sales. On a non-GAAP basis, SG&A expenses were $159 million and represented 49.0% of sales. This compared to expenses of $130 million or 48.5% of sales on a non-GAAP basis in the previous year.
  Operating income for Kate Spade was $45 million on a reported basis, representing an operating margin of 13.8%. This compared to a loss of $123 million and an operating margin of (45.9%) on a reported basis in the year ago period. On a non-GAAP basis, operating income totaled $47 million, while operating margin was 14.4%. This compared to operating income of $33 million and an operating margin of 12.2% on a non-GAAP basis in the previous year.

Stuart Weitzman First Quarter of 2018 Results:

  Net sales for Stuart Weitzman totaled $95 million for the first fiscal quarter compared to $96 million reported in the same period of the prior year, a decrease of 1% on a reported and constant currency basis.
  Gross profit for Stuart Weitzman totaled $48 million on a reported basis and non-GAAP basis, while gross margin for the quarter was 50.2%. This compared to gross profit of $56 million and a gross margin of 58.1% in the prior year’s first quarter on a reported and non-GAAP basis.
  SG&A expenses for Stuart Weitzman were $66 million on a reported basis and represented 69.6% of sales as compared to $47 million or 48.9% of sales in the prior year’s first quarter. On a non-GAAP basis, SG&A expenses were $55 million or 57.5% of sales as compared to $46 million or 48.0% of sales in the prior year.
  Operating income for Stuart Weitzman was a loss of $18 million on a reported basis, while operating margin was (19.4)% versus income of $8.9 million and 9.2%, respectively, in the prior year. On a non-GAAP basis, operating income was a loss of $7 million or (7.3)% of sales versus income of $9.8 million and 10.1%, respectively, in the prior year.

Mr. Luis added, “Our first quarter performance and progress on our strategic priorities to date, give us confidence in our ability to achieve the goals we’ve set out for fiscal 2019. We continue to expect to deliver strong revenue and operating income growth, while making investments to support our long-term vision and drive a return to both double-digit operating income and earnings per share growth in fiscal 2020. We will continue to harness the power of our multi-brand model, fuel innovation across brands, drive global growth, and advance our digital and data analytics capabilities.”

“As we look forward to holiday and beyond, we are excited about the level of fashion innovation we’ll be introducing across our brands. We remain well positioned to drive positive comparable store sales for Coach driven by a broad and compelling product assortment across price points, categories, usage occasions, channels and geographies augmented by an enhanced shopping experience, whether in stores or online. For Kate, we look forward to continued distribution growth, notably in international markets, and the arrival of Nicola’s first collection in January. And, for Stuart Weitzman, where we’ve made significant progress in creating the infrastructure to support our evolution strategy, we remain on track to return to growth during the holiday season.”

“Overall, we are proud of our continued progress and are very excited about the opportunities ahead for Tapestry and each of our brands,” Mr. Luis concluded.

Fiscal Year 2019 Outlook

The following fiscal 2019 guidance is provided on a non-GAAP basis.

The Company continues to expect revenues for fiscal 2019 to increase at a mid-single-digit rate from fiscal 2018 to $6.1-$6.2 billion.

The Company is also maintaining its guidance for the operating income growth rate to exceed the revenue growth rate, reflecting the organic growth of the business, the realization of incremental synergies from the Kate Spade acquisition as well as the impact of distributor consolidations and buybacks and systems investments. As previously announced, the Company expects that cost savings resulting from synergies related to the Kate Spade acquisition will total $100-$115 million in FY19.

Net interest expense is still expected to be approximately $50 million for the year. The full year fiscal 2019 tax rate is now projected at about 19% to 20% with the increase over prior year due primarily to the introduction of a new tax regime requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations (known as “GILTI”). The decrease from the previous FY19 tax rate guidance of 21-22% reflects additional clarification around the impact of the GILTI provision, the expected benefit from the foreign-derived intangible income (‘FDII’) deduction and the actualized impact of the ASU 2016-09 equity compensation deduction in the first quarter.

Overall, the Company now projects earnings per diluted share in the range of $2.75-$2.80, up from the previous guidance range of $2.70-$2.80.

Fiscal Year 2019 Outlook - Non-GAAP Adjustments:

The company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to Integration and Acquisition, the costs associated with the Company’s ERP implementation as well as the impact of the tax legislation changes recently enacted in the U.S, have not yet occurred or are out of the Company’s control. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its fiscal 2019 guidance.

This fiscal 2019 non-GAAP guidance excludes (1) expected pre-tax charges of approximately $20 million attributable to the Company’s ERP implementation efforts; and (2) estimated pre-tax Integration and Acquisition charges of approximately $60 million (of which approximately $5-$10 million is estimated to be non-cash) as the Company continues to develop its integration plan.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, October 30, 2018. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 5699274. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 5699274. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

The Company expects to report fiscal 2019 second quarter financial results on Tuesday, February 5, 2019. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2019 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “excited about,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation and operational efficiency initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters Ended September 29, 2018 and September 30, 2017
(in millions, except per share data)

	(unaudited) QUARTER ENDED
	September 29, 2018	September 30, 2017

Net sales	$1,381.2	$1,288.9

Cost of sales	446.1	526.0

Gross Profit	935.1	762.9

Selling, general and administrative expenses	777.4	784.7

Operating income (loss)	157.7	(21.8)

Interest expense, net	13.1	20.5

Income (loss) before provision for income taxes	144.6	(42.3)

Provision for income taxes	22.3	(24.6)

Net income (loss)	$122.3	$(17.7)

Net income (loss) per share:

Basic	$0.42	$(0.06)

Diluted	$0.42	$(0.06)

Shares used in computing net income (loss) per share:

Basic	288.8	283.2

Diluted	292.0	286.7

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended September 29, 2018 and September 30, 2017
(in millions, except per share data)
(unaudited)

	September 29, 2018
	GAAP Basis (As Reported)	ERP Implementation(1)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$935.1	$—	$(0.6)	$935.7

Selling, general and administrative expenses	777.4	4.0	18.9	754.5

Operating income	157.7	(4.0)	(19.5)	181.2

Income before provision for income taxes	144.6	(4.0)	(19.5)	168.1

Provision for income taxes	22.3	(1.0)	(3.2)	26.5

Net income	122.3	(3.0)	(16.3)	141.6

Diluted net income per share	0.42	(0.01)	(0.05)	0.48
	September 30, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(3)	Integration & Acquisition(2)	Non-GAAP Basis (Excluding Items)

Gross profit	$762.9	$—	$(88.4)	$851.3

Selling, general and administrative expenses	784.7	3.1	99.1	682.5

Operating (loss) income	(21.8)	(3.1)	(187.5)	168.8

(Loss) income before provision for income taxes	(42.3)	(3.1)	(187.5)	148.3

Provision for income taxes	(24.6)	(1.0)	(52.2)	28.6

Net (loss) income	(17.7)	(2.1)	(135.3)	119.7

Diluted net (loss) income per share	(0.06)	(0.01)	(0.47)	0.42

(1) Amounts as of September 29, 2018 represent technology implementation costs.
(2) Amounts as of September 29, 2018 represent integration and acquisition costs related to contract termination charges, professional fees and limited life purchase accounting adjustments.

Amounts as of September 30, 2017 represent charges primarily attributable to acquisition and integration costs related to the purchase of Kate Spade & Company. These charges include:
- Limited life purchase accounting adjustments
- Acquisition costs
- Inventory reserves established for the destruction of inventory
- Severance and other costs related to contractual payments with certain Kate Spade executives
- Organizational costs as a result of integration
(3) Amounts as of September 30, 2017 represent technology infrastructure and organizational efficiency costs.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Quarters Ended September 29, 2018 and September 30, 2017
(in millions)
(unaudited)

	September 29, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		(2.0)	1.4	—	—
Gross profit	$935.1	$(2.0)	$1.4	$—	$—	$935.7

SG&A
Integration & Acquisition		—	3.4	11.5	4.0
ERP Implementation		—	—	—	4.0
SG&A	$777.4	$—	$3.4	$11.5	$8.0	$754.5

Operating income	$157.7	$(2.0)	$(2.0)	$(11.5)	$(8.0)	$181.2

	September 30, 2017
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
COGS
Integration & Acquisition		—	(88.4)	—	—
Gross profit	$762.9	$—	$(88.4)	$—	$—	$851.3

SG&A
Integration & Acquisition		—	67.8	0.9	30.4
Operational Efficiency Plan		—	—	—	3.1
SG&A	$784.7	$—	$67.8	$0.9	$33.5	$682.5

Operating (loss) income	$(21.8)	$—	$(156.2)	$(0.9)	$(33.5)	$168.8

TAPESTRY, INC.
SEGMENT INFORMATION
For the Quarters Ended September 29, 2018 and September 30, 2017
(in millions)
(unaudited)

	Coach	Kate Spade	Stuart Weitzman	Corporate	Total
Three Months Ended September 29, 2018

Net sales	$960.7	$325.4	$95.1	$—	$1,381.2
Gross profit	679.7	207.7	47.7	—	935.1
Operating income (loss)	230.9	44.8	(18.4)	(99.6)	157.7
Income (loss) before provision for income taxes	230.9	44.8	(18.4)	(112.7)	144.6

Three Months Ended September 30, 2017

Net sales	$923.7	$268.8	$96.4	$—	$1,288.9
Gross profit	632.1	74.8	56.0	—	762.9
Operating income (loss)	208.1	(123.3)	8.9	(115.5)	(21.8)
Income (loss) before provision for income taxes	208.1	(123.3)	8.9	(136.0)	(42.3)

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to Integration & Acquisition-Related Costs and ERP Implementation-Related costs for Tapestry, Inc. and separately by segment.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period’s currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 29, 2019 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 29, 2018 and June 30, 2018
(in millions)

	(unaudited)	(audited)
	September 29, 2018	June 30, 2018
ASSETS

Cash, cash equivalents and short-term investments	$1,063.2	$1,250.0
Receivables	283.1	314.1
Inventories	820.9	673.8
Other current assets	300.3	194.7

Total current assets	2,467.5	2,432.6

Property and equipment, net	888.3	885.4
Other noncurrent assets	3,347.5	3,360.3

Total assets	$6,703.3	$6,678.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$292.9	$264.3
Accrued liabilities	605.8	673.2
Current debt	0.7	0.7

Total current liabilities	899.4	938.2

Long-term debt	1,600.5	1,599.9
Other liabilities	893.8	895.6

Stockholders' equity	3,309.6	3,244.6

Total liabilities and stockholders' equity	$6,703.3	$6,678.3

TAPESTRY, INC.
STORE COUNT
At June 30, 2018 and September 29, 2018
(unaudited)

	As of June 30, 2018	Acquired			As of
Directly-Operated Store Count:		Stores	Openings	(Closures)	September 29, 2018
Coach
North America	402	—	1	(5)	398
International	585	—	8	(9)	584

Kate Spade
North America	200	—	12	(1)	211
International	142	6	10	(6)	152

Stuart Weitzman
North America	68	—	—	(1)	67
International	35	6	3	—	44

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Vice President, Investor Relations